Exhibit 99.1

REMARK MEDIA ACQUIRES ONLINE TRAVEL DESTINATION VEGAS.COM

The global media company will expand the online brand with a focus on the new millennial consumer

LAS VEGAS, NV - August 19, 2015 - Remark Media (NASDAQ:MARK), a global digital media company, today announced the acquisition of Vegas.com, the premiere online travel booking site for the Las Vegas market. Terms of the deal were not disclosed, but Remark will expand the well-established brand's presence through the development of key partnerships, Remark's goal is to make Vegas.com the go-to booking destination for new millennial travelers.

"Since its inception, Vegas.com has acted as a trusted marketplace for travelers seeking a world-class experience in Las Vegas,” stated Kai-Shing Tao, Remark Chairman and CEO. “Remark will continue the tradition while also expanding the site’s reach to include key partnerships targeted towards the millennial generation."

Remark is currently working on deals that will be announced after the acquisition is finalized in mid-September. Piper Jaffray & Co. served as exclusive financial advisor to Vegas.com on the transaction.

“Vegas.com has built an enviable franchise of travel and entertainment offerings and this combination creates a uniquely positioned company,” said Vegas.com CEO, Steven McArthur. “With this transaction, Vegas.com is excited to continue providing outstanding service and to accelerate the business.”

Since 1998, Vegas.com has grown to become the go-to brand for visitors searching and shopping for the perfect trip to one of the largest leisure travel destinations in the world. Vegas.com attracts 3.4 million visitors per month across all platforms, including the popular Google and iOS Las Vegas app. Additionally, the site features one of the broadest selections of Las Vegas travel and entertainment products of any brand in the world, all backed up with deep, unique and relevant content that positions Vegas.com as the source for “Vegas Insider” information.

“Vegas.com is a leader in the world of destination-specific online travel and accommodations,” said Steve Sisolak, Chairman of Clark County Commission. “More importantly, Vegas.com has been instrumental in promoting the Las Vegas brand on a global basis. With Remark Media’s purchase of Vegas.com, we now can expect the best of two of the most influential digital media companies. This is great news for the Las Vegas community and I’m excited about the possibilities to come.”

Remark is taking over from the Greenspun Media Group, the family-owned corporation that built Vegas.com from its infancy and laid the foundation for what comes next.

About Remark Media, Inc.
Remark Media, Inc. (NASDAQ:  MARK) is a global digital media company focusing on the 18-year-old to 34-year-old.  The company's primary operations consist of owning and operating digital media properties, such as websites and applications for mobile devices, that provide unique, dynamic digital media experiences in multiple content verticals, including personal finance, young adult lifestyle, travel, education and entertainment.  Remark's websites and mobile applications provide what it believes are compelling content, trusted brands, and valuable resources for consumers. The company is headquartered in Las Vegas, Nevada, with additional operations in Beijing, China and Sao Paolo, Brazil.

For more information, please visit www.remarkmedia.com.

About Vegas.com
Vegas.com is the only online travel agency in the world that can invite you to Las Vegas, not just tell you to go there. We live in Vegas. We work here, play here and party here, and we know this city cold. We’re your Vegas insiders. That means we can give you all the on-the-ground and behind-the-scenes intelligence you need to know what’s happening and what’s hot. Plus, we serve up the best deals on hotels, air + hotel packages, shows, tours, attractions, dining and nightlife. In a city with lots to do and lots of secrets, it pays to know someone who can help you go from having a nice, pleasant time to having the time of your life. We’re Vegas.com. We give you Vegas From the Inside™. Don’t miss a beat with Vegas.com tips, news and deals on Facebook, Twitter, Instagram, Google+ and Pinterest.

For more information, please visit www.vegas.com.

Forward-looking Statements
This press release contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be in the future tense, and often include words such as “anticipate”, “expect”, “project”, “believe”, “plan”, “estimate”, “intend”, “will” and “may”. These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of Remark Media. Relevant risks and uncertainties include those referenced in Remark Media’s filings with the SEC, and include but are not limited to: its losses and need to raise capital; its ability to procure content and monetize audiences; recent and future changes in technology, services and standards; a disruption or failure of its or its vendors’ network and information systems or other technology relied on by Remark Media; changes in consumer behavior, including changes in spending behavior and changes in when, where and how content is consumed; the popularity of its products and services; changes in its plans, initiatives and strategies, and consumer acceptance thereof; competitive pressures, including as a result of user fragmentation and changes in technology; changes in advertising market conditions or advertising expenditures due to, among other things, economic conditions, changes in consumer behavior, pressure from public interest groups, changes in laws and regulations and other societal or political developments; piracy and Remark Media’s ability to exploit and protect its intellectual property rights in and to its content and other products; restrictions on intellectual property under agreements with third parties; challenges inherent in developing an online business; reliance on key personnel; risks of business in foreign countries, notably China and Brazil, including obtaining regulatory approvals and adjusting to changing political and economic policies; governmental laws and regulations, including unclear and changing laws and regulations related to the Internet sector in foreign countries, especially China; general industry conditions and competition; and general economic conditions, such as advertising rate, interest rate and currency exchange rate fluctuations. These risks and uncertainties could cause the company’s actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. Remark Media assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Media Contacts:
Graham McMurry / May Wildman
Kirvin Doak Communications
gmcmurry@kirvindoak.com
702-737-3100

Business Contact:
Michael Reichartz
Remark Media, Inc.
mreichartz@remarkmedia.com
702-701-9530 ext. 5002